Exhibit 5.1

March 26, 2003

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of CACI International Inc (the “Company).

This opinion is being furnished in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended of 875,000 shares of the Company’s Class A Common Stock (the “Common Stock”) which may be offered and sold under the CACI 2002 Employee Stock Purchase Plan, the CACI 2002 Director Stock Purchase Plan, and the CACI 2002 Management Stock Purchase Plan (collectively, the “Plans”).

I am of the opinion that if, as and when the shares of Common Stock are issued and sold and consideration therefor is received pursuant to the provisions of the Plans and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

I consent to the filing of the opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    Jeffrey P. Elefante

Jeffrey P. Elefante

Executive Vice President

General Counsel and Secretary